Industry Canada Industrie Canada Corporations Canada Corporations Canada	Articles of Amendment (Sections 27 or 177 of the Canada Business Corporations Act (CBCA))
Form 4

Instructions
3  Any changes in the articles of the corporation must be made in accordance with section 27 or 177 of the CBCA.

A: If an amendment involves a change of corporate name (including the addition of the English or French vesrion of the corporate name), the new name must comply with sections 10 and 12 of the CBCA as well as part 2 of the regulations, and the Articles of Amendment must be accompanied by a Canada-biased NUANS® search report dated not more than ninety (90) days prior to the receipt of the articles by Corporations Canada. A numbered name may be assigned under subsection 11(2) of the CBCA without a NUANS® search.

D: Any other amendments must correspond to the paragraphs and subparagraphs referenced in the articles  being amended. If the space available is insufficient, please attach a schedule to the form.

4  Declaration
This form must be signed by a director or an officer of the corporation (subsection 262(2) of the CBCA).

General
The information you provide in this document is collected under the authority of the CBCA and will be stored in personal information bank number IC/PPU-049. Personal information that you provide is protected under the provisions of the Privacy Act. However, public disclosure pursuant to section 266 of the CBCA is permitted under the Privacy Act.

If you require more information, please consult our web site at www.corporationscanada.ic.gc.ca or contact us at 613-941-9042 (Ottawa region) or toll-free at 1-866-333-5556 or by email at corporationscanada@ic.gc.ca.

Prescribed Fees
·   Corporations Canada Online Filing Centre: $200
·   By mail or fax: $200 paid by cheque payable to the Receiver General for Canada or by credit card  (American Express®, MasterCard® or Visa®).

Important Reminders
Change of registered office address and/or mailing address:
Complete and file Change of Registered Office Address (Form 3).

Change of directors or changes of a director’s address:
Complete and file Changes Regarding Directors (Form 6).

These forms can be filed electronically, by mail or by fax free of charge.

1      Corporation name
    Extorre Gold Mines Limited

2      Corporation number
        730049-2

3      The articles are amended as follows:
        (Please note that more than one section can be filled out)

A:    The corporation changes its name to:

B:    The corporation changes the province or territory in Canada where the registered office is situated to:
(Do not indicate the full address)

C:    The corporation changes the minimum and/or maximum number of directors to:
(For a fixed number of directors, please indicate the same number in both the minimum and maximum options)

D:    Other changes: (e.g., to the classes of shares, to restrictions on share transfers, to restrictions on the businesses of the corporation to or any other provisions that are permitted by the CBCA to be set out in the Articles) Please specify.

Add Section 3 as set out in Schedule << B >> hereto, to the Articles of the Corporation behind Schedule << A >>.

File documents online:
Corporations Canada Online Filing Centre:	4 Declaration
www.corporationscanada.ic.gc.ca	I hereby certify that I am a director or an officer of the corporation.

Or send documents by mail: Director General,
Corporations Canada
Jean Edmonds Tower South	SIGNATURE
9th Floor
365 Laurier Ave. West
Ottawa ON K1A 0C8	Cecil Bond	604 688-9592
	PRINT NAME	TELEPHONE NUMBER

By Facsimile: 613-941-0999
Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).
IC 3060 (2006/12)

SCHEDULE “B”

SERIES 1 PREFERRED SHARES
3             Series 1 Preferred Shares.

3.1          Voting.

The holders of the Series 1 Preferred Shares shall be entitled to receive notice of or to attend all meetings of shareholders of the Corporation (other than a separate meeting of the holders of another class of shares) and shall have one vote for each Series 1 Preferred Shares held.

3.2          Dividends.

The holders of the Series 1 Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Directors of the Corporation out of the monies of the Corporation properly available for the payment of dividends, dividends in such amount and in such form as the Directors may from time to time determine.

3.3          Participation on Winding up.

In the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series 1 Preferred Shares shall be entitled to receive rateably the Aggregate Redemption Price (as hereinafter defined) per share, before any assets of the Corporation shall be distributed to the holders of the Common Shares, After payment to the holders of the Series 1 Preferred Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property and assets of the Corporation.

3.4	Adjustments to Redemption Price of the Series 1 Preferred Shares.

(a)	In this Part:

(i)	“Affected Parties” means collectively the Corporation and the person or persons against whom an Authority issues or proposes to issue an Assessment;

(ii)	“Aggregate Redemption Price” means the Redemption Price of a Series 1 Preferred Shares plus all accrued and unpaid dividends thereon;

(iii)
“Assessment” means an assessment or reassessment by an Authority with respect to the issuance of the Series 1 Preferred Shares that imposes or would impose a liability for tax on the basis of a determination or assumption that the fair market value of the Assets (as at the Effective Date) received as consideration for the issuance of the Series 1 Preferred Shares, less the value of any other consideration paid by the Corporation for such Assets, is different than the fair market value of the Series 1 Preferred Shares issued therefor;

(iv)	“Assets” means, with respect to the Series 1 Preferred Shares, the asset or assets which the Corporation purchased from the Vendors in consideration for the issuance of the Series 1 Preferred Shares;

(v)	“Authority” means the Federal Minister of National Revenue, Canada Revenue Agency or other competent taxing authority;

(vi)	“Effective Date” means, with respect to the Series 1 Preferred Shares, the day on which the Corporation purchased the Assets from the Vendors;

(vii)
“Redemption Price” means with respect to a Series 1 Preferred Shares, the amount per share which is determined by the Directors to be equal to the amount obtained when the difference between the aggregate fair market value of the assets received by the Corporation as consideration for the issuance of such Series 1 Preferred Shares and the value of any non-share consideration paid by the Corporation as partial or total consideration for such assets is divided by the total number of Series 1 Preferred Shares issued as consideration for such assets; provided that the Redemption Price of the Series 1 Preferred Shares shall be subject to adjustment in accordance with this Part; and

(viii)	“Vendors” means the shareholder or shareholders to whom Series 1 Preferred Shares were issued as partial or total consideration for the Assets, any one of whom is a “Vendor”.

(b)	If at any time or from time to time after the Effective Date:

(i)
an Authority proposes to issue or issues an Assessment and the fair market value of the Assets or the fair market value of the Series 1 Preferred Shares assumed therein is accepted as correct by the Affected Parties; or

(ii)
the Assessment is disputed and a final settlement is reached with the Authority by the Affected Parties as to the fair market value of the Assets or the fair market value of the Series 1 Preferred Shares; or

(iii)
a court of competent jurisdiction determines that the fair market value of the Assets was different than the fair market value of the Series 1 Preferred Shares as at the Effective Date and no appeal from such determination has been filed and the relevant appeal period has expired; or

(iv)
a Vendor or the Corporation informs the other in writing that the fair market value of the Assets was different than the fair market value of the Series 1 Preferred Shares as at the Effective Date and the Vendors and the Corporation agree that such different amount is correct, then the fair market value of the Assets or of the Series 1 Preferred Shares, as the case may be, shall be deemed to be the value so determined and the Redemption Price of the Series 1 Preferred Shares shall be increased or decreased so that the fair market value of the Series 1 Preferred Shares shall be equal to the fair market value of the Assets, less the value of any other consideration paid by the Corporation for the Assets.

(c)
If some or all of the Series 1 Preferred Shares issued to the Vendors have been redeemed by the Corporation prior to the date of a downward adjustment of the then Redemption Price of the Series 1 Preferred Shares, the shareholder who held such shares at the time of their redemption shall forthwith pay to the Corporation, for each such Series 1 Preferred Shares so redeemed, an amount equal to the difference between the Redemption Price of the Series 1 Preferred Shares at the time of redemption and the Redemption Price of the Series 1 Preferred Shares so adjusted. Such shareholder and the Corporation may agree that the total amount so payable to the Corporation may be paid by a corresponding downward adjustment of the Redemption Price of the Series 1 Preferred Shares of any remaining Series 1 Preferred Shares held by such shareholder or in cash or by the assumption or issuance of debt or any combination thereof.

(d)
If some or all of the Series 1 Preferred Shares issued to the Vendors have been redeemed by the Corporation prior to the date of an upward adjustment of the then Redemption Price of the Series 1 Preferred Shares, the Corporation shall forthwith pay to the shareholder who held such shares at the time of their redemption, for each such Series 1 Preferred Shares so redeemed, an amount equal to the difference between the Redemption Price of the Series 1 Preferred Shares at the time of redemption and the Redemption Price of the Series 1 Preferred Shares so adjusted. Such shareholder and the Corporation may agree that the Corporation may pay the total amount so payable by a corresponding upward adjustment of the Redemption Price of the Series 1 Preferred Shares of any remaining Series 1 Preferred Shares held by such shareholder or in cash or by the assumption or issuance of debt.

(e)
The holders of Series 1 Preferred Shares from time to time on which dividends were declared in an amount stated to have been determined in relation to the Redemption Price of the Series 1 Preferred Shares shall repay to the Corporation an amount in cash equal to the amount of the excess dividends declared on such holder’s shares before the date of a downward adjustment of the Redemption Price of the Series 1 Preferred Shares. The Corporation shall pay to the holders of Series 1 Preferred Shares from time to time on which dividends were declared in an amount stated to have been determined in relation to the Redemption Price of the Series 1 Preferred Shares an amount in cash equal to the deficiency in the amount of the dividends declared on such holder’s shares before the date of an upward adjustment of the Redemption Price of the Series 1 Preferred Shares.

(f)
Any adjustments pursuant to the foregoing provisions shall be retroactive nunc pro tunc to the date of the issuance of the Series 1 Preferred Shares and to the date of the first and each subsequent redemption of Series 1 Preferred Shares.

3.5          Redeemable by the Corporation.

(a)
The Corporation may, upon giving notice as provided herein, redeem at any time the whole, or from time to time, any part of the Series 1 Preferred Shares then outstanding on payment of the Aggregate Redemption Price for each share to be redeemed.

(b)
If only part of the Series 1 Preferred Shares is at any time to be redeemed, the shares to be redeemed shall be selected by the Directors in their absolute discretion and need not be redeemed pro rata based on the shareholdings of such class.

(c)
If the Corporation desires to redeem all or any part of the Series 1 Preferred Shares, the Corporation shall before the date specified for redemption (the “Redemption Date”), mail to each person who, at the date of mailing, is a registered holder of the Series 1 Preferred Shares to be redeemed a written notice (the “Redemption Notice”) thereof.

(d)
The Redemption Notice shall be forwarded by registered, certified or first class mail, postage prepaid and addressed to each such holder at the holder’s address as it appears on the books of the Corporation. If the address of any such holder does not appear on the books of the Corporation, the Redemption Notice shall be mailed to the last known address of such holder. The accidental failure to mail the Redemption Notice to one or more such holders shall not affect the validity of the redemption.

(e)
The Redemption Notice shall set out the Aggregate Redemption Price, the Redemption Date and, if only part of the Series 1 Preferred Shares held by such holder is to be redeemed, the number thereof so to be redeemed.

(f)
On the Redemption Date, the Corporation shall pay, or cause to be paid, to or to the order of the registered holders of the Series 1 Preferred Shares to be redeemed, the Aggregate Redemption Price for each such share on presentation and surrender, at the Registered Office of the Corporation or any other place(s) in British Columbia designated in the Redemption Notice, of the certificate(s) for the Series 1 Preferred Shares called for redemption. Such Series 1 Preferred Shares shall thereupon be deemed to be redeemed and shall be cancelled.

(g)	If a part only of the shares represented by any certificate are redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

(h)
Payment of the Aggregate Redemption Price (less any amount required by law to be withheld by the Corporation) for the Series 1 Preferred Shares to be redeemed shall be made as determined by the Directors including by cheque payable to the holder thereof at par at any branch of the Corporation’s bankers in Canada. Such payment and cheque shall discharge all liability of the Corporation for the Aggregate Redemption Price, to the extent of the amount represented thereby, unless such cheque is not paid on due presentation.

(i)
From and after the Redemption Date the Series 1 Preferred Shares called for redemption shall cease to be entitled to receive dividends (as applicable) and shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Aggregate Redemption Price shall not be made upon presentation of certificate(s) in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.

(j)
The Corporation shall have the right, at any time on or after the date of the mailing of the Redemption Notice, to deposit the Aggregate Redemption Price of the Series 1 Preferred Shares called for redemption, or of such of the Series 1 Preferred Shares which are represented by certificate(s) which have not at the date of such deposit been surrendered by the holders in connection with such redemption, to a special account maintained by the Corporation with any chartered bank or trust company in British Columbia designated by the Corporation in the Redemption Notice (the “Trustee”) to be paid without interest to or to the order of the respective holders of such Series 1 Preferred Shares called for redemption upon presentation and surrender to the Trustee of the certificate(s) representing such shares. Upon such deposit being made, the Series 1 Preferred Shares in respect of which such deposit shall have been made shall thereupon be deemed to be  redeemed and shall be cancelled. The rights of the holders thereof after such deposit shall be limited to receiving without interest their proportionate part of the total amount so deposited against presentation and surrender to the Trustee of the certificate(s) representing the Series 1 Preferred Shares to be redeemed. Any interest allowed on any such deposit shall belong to the Corporation.

(k)	Notwithstanding the foregoing, the holders of the Series 1 Preferred Shares to be redeemed may waive notice of any such redemption by written instrument(s).

(I)
Notwithstanding anything contained in this Part, the Corporation shall be under no obligation to redeem any Series 1 Preferred Shares to the extent that such redemption would, in the reasonable opinion of the Directors, be in violation of the laws of the Province of British Columbia or any other applicable law.

(m)
Any redemption monies that are represented by a cheque which has not been presented to the Corporation’s bankers for payment or that otherwise remains unclaimed (including monies held on deposit to a special account) for a period of six years from the Redemption Date shall be forfeited to the Corporation.

3.6          Retractable by the Holder.

(a)
Any holder of Series 1 Preferred Shares may, at the holder’s option, at any time after giving notice as provided herein, require the Corporation to redeem at any time the whole or from time to time any part of the Series 1 Preferred Shares held by the holder by payment of the Aggregate Redemption Price for each share to be redeemed.

(b)
If a holder of Series 1 Preferred Shares desires the Corporation to redeem any of the holder’s Series 1 Preferred Shares, the holder shall, at least 60 days before the date specified for redemption (the “Retraction Date”), give to the Corporation, at its Registered Office, written notice thereof (the “Retraction Notice”).

(c)	The Retraction Notice shall set out the Retraction Date and, if only part of the Series 1 Preferred Shares held by such shareholder is to be redeemed, the number thereof so to be redeemed.

(d)
On the Retraction Date, the Corporation shall pay or cause to be paid, to the order of the registered holder of the Series 1 Preferred Shares to be redeemed, the Aggregate Redemption Price for each such share, on presentation and surrender at the Registered Office of the Corporation of the certificate(s) for such shareholder’s Series 1 Preferred Shares to be redeemed.

(e)
Payment of the Aggregate Redemption Price (less any amount required by law to be withheld by the Corporation) for the Series 1 Preferred Shares to be redeemed shall be made as determined by the Directors including by cheque payable to the holder thereof at par at any branch of the Corporation’s bankers in Canada. Such payment and cheque shall discharge all liability of the Corporation for the Aggregate Redemption Price, to the extent of the amount represented thereby, unless such cheque is not paid on due presentation. Such Series 1 Preferred Shares shall thereupon be deemed to be redeemed and shall be cancelled.

(f)
From and after the Retraction Date, the Series 1 Preferred Shares so redeemed shall cease to be entitled to receive dividends (as applicable) and shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Aggregate Redemption Price shall not be made upon presentation of certificate(s) in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected.

(g)	If a part only of the shares represented by any certificate are redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

(h)
If a holder of Series 1 Preferred Shares gives a Retraction Notice but fails to present the certificate(s) for such holder’s Series 1 Preferred Shares to be redeemed on the Retraction Date, the Retraction Notice given by such holder shall be null and void and the Corporation shall have no obligation to make the redemption called for in the Retraction Notice. Notwithstanding the foregoing, the Corporation shall have the right to proceed with the redemption notwithstanding such failure. If the Corporation elects to proceed, the Corporation shall deposit the Aggregate Redemption Price for the Series 1 Preferred Shares to be redeemed in a special account maintained by the Corporation with a Trustee, to be paid without interest to or to the order of the holder of such Series 1 Preferred Shares upon presentation and surrender to the Trustee of the certificate(s) representing such shares. Upon such deposit being made, the Series 1 Preferred Shares in respect of which such deposit shall have been made shall thereupon be deemed to be redeemed and shall be cancelled. The rights of the holder thereof after such deposit shall be limited to receiving without interest the amount so deposited against presentation and surrender to the Trustee of the certificate(s) representing the Series 1 Preferred Shares to be redeemed. Any interest allowed on any such deposit shall belong to the Corporation.

(i)
If the Corporation shall fail to redeem any Series 1 Preferred Shares required to be redeemed by it within 30 days of the Retraction Date, then until such time as the Corporation shall have redeemed all such shares so called for redemption, the dividend payable to the holders of the Series 1 Preferred Shares to be redeemed shall thereafter be preferential and cumulative computed from the Retraction Date.

(j)
Notwithstanding anything contained in this Part, the Corporation shall be under no obligation to redeem any Series 1 Preferred Shares to the extent that such redemption would, in the reasonable opinion of the Directors, be in violation of the laws of the Province of British Columbia or any other applicable law.

(k)
Any redemption monies that are represented by a cheque which has not been presented to the Corporation’s bankers for payment or that otherwise remains unclaimed (including monies held on deposit to a special account) for a period of six years from the Retraction Date shall be forfeited to the Corporation.

3.7          Specified Amount.

For purposes of subsection 191(4) of the Income Tax Act (Canada), the specified amount in respect of the Series 1 Preferred Shares shall be equal to the Redemption Price, which shall be determined by the Directors at the time of the issuance of the Series 1 Preferred Shares.